As filed with the Securities and Exchange Commission on October 25, 2002.

Registration No. 333-54876

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TRUETIME, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3343279
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2300 Orchard Parkway
San Jose, California 95131
(408) 433-0910
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

THOMAS W. STEIPP President and Chief Executive Officer Symmetricom, Inc. 2300 Orchard Parkway San Jose, California 95131 (408) 433-0910	Copy to: RICHARD BEBB Pillsbury Winthrop LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500
(Name, address and telephone number, including area code, of agent for service)

This Amendment to Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S–3 (File No. 333-54876) (the “Registration Statement”) of TrueTime, Inc. (the “Company”) pertaining to 200,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which was filed with the Securities and Exchange Commission and became effective on February 2, 2001. On March 27, 2002, and as subsequently amended, the Company, Symmetricom, Inc. (“Symmetricom”) and Sco-TRT Acquisition Inc. (“Merger Sub”), a wholly-owned subsidiary of Symmetricom, entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Symmetricom (the “Merger”). The Merger became effective on October 4, 2002 upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 25, 2002.

TRUETIME, INC.

By:	/S/ THOMAS W. STEIPP
Thomas W. Steipp President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS W. STEIPP Thomas W. Steipp	President (Principal Executive Officer)	October 25, 2002

/S/ WILLIAM SLATER William Slater	Secretary and Treasurer (Principal Financial and Principal Accounting Officer) and Sole Director	October 25, 2002